EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “AGREEMENT”) is made and entered into as of December 14, 2006, by and between Vision Global Solutions, Inc., a Nevada corporation (the “COMPANY”), and John Kinney, (the “EXECUTIVE”).

WITNESSETH:

WHEREAS, the COMPANY desires to formalize its relationship with the EXECUTIVE and the EXECUTIVE wishes to formalize his relationship with the COMPANY; and,

WHEREAS, the EXECUTIVE is willing to formalize his relationship with the COMPANY on the terms and subject to the conditions contained herein.

NOW, THEREFORE, the parties have agreed to the following:

1. Employment. The COMPANY hereby employs the EXECUTIVE, and the EXECUTIVE hereby agrees to enter into the AGREEMENT with the COMPANY, President and Chief Executive Officer of the COMPANY.

2. No Breach of Obligations. The EXECUTIVE represents and warrants to the COMPANY that he has the requisite skills and experience, and has proven his values and abilities to the COMPANY, and is ready, willing and able to perform those duties pertinent to the position for which he is hired and that his entry into this AGREEMENT with the COMPANY does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between the EXECUTIVE and any person, firm or corporation contain any restriction or impediment to the ability of the EXECUTIVE to perform those duties for which he was hired, or which may be assigned to, or reasonably expected of him.

3. Services. During the full term of this AGREEMENT, the EXECUTIVE shall perform to the best of his abilities the following services and duties, in such manner and at such times as the COMPANY may direct, the following being included by way of example and not by way of limitations:

a) the EXECUTIVE will be available to discuss all company matters that are presented to him, within a reasonable time;

b) the EXECUTIVE shall consult with and advise the officers of the COMPANY, either orally or at the request of the COMPANY, in writing, to such matters as the Chairman, shall deem necessary to discuss relating to the management and operations of the COMPANY; and

c) the EXECUTIVE shall be responsible for such other duties and responsibilities as necessary to fulfill his duties as President and Chief Executive Officer of the COMPANY.

4. Compensation. The Company shall pay to the EXECUTIVE 25,000 shares of Common Stock of the Company (post reverse stock split as it may be determined by the COMPANY at a later date) for his services to the Corporation for two years or until the COMPANY is merged with an operating company.

5. Term and Termination. This Agreement shall be deemed to be effective as of the date indicated above and shall continue in full force and effect for two years from the date of the execution of the Agreement or until the COMPANY is merged with an operating company, and shall automatically renew for successive one year terms, unless either party shall provide notice to the other party of the intention not to renew, within thirty (30) days prior to the end of any term herein.

This Agreement has been approved by the Board of Directors, as indicated by their respective signatures. This Agreement has been approved by the EXECUTIVE, as indicated by his signature.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

The “COMPANY” Vision Global Solutions, Inc., a Nevada corporation /s/ John Kinney John Kinney, Chairman of the Board of Directors

The “EXECUTIVE” /s/ John Kinney John Kinney, an individual